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                          COMMONWEALTH OF PENNSYLVANIA
   [INSURANCE                 INSURANCE DEPARTMENT
    DEPARTMENT                      Office of
      SEAL]                  Regulation of Companies
                             1345 Strawberry Square
                              Harrisburg, PA 17120

                 Telephone (717) 783-2142    Fax (717) 787-8557
                            www.insurance.state.pa.us
                                January 23, 2001


Reliance Insurance Company
c/o George R. Baker
Three Parkway
Philadelphia, PA 19102

RE:     Amended Letter of Agreement

Dear Sir:

         On August 17, 2000 the Pennsylvania Insurance Department ("Department") and Reliance Insurance Company ("Reliance") entered into an agreement ("Agreement") which set forth a schedule of reports and other transactions for the Department's review, comment, or approval. Since the date of that Agreement, Reliance has increased its loss and loss adjustment reserves with a resulting reduction in policyholders' surplus. Therefore, the Department desires to receive further information on a continuing basis concerning the financial condition of Reliance, and Reliance is willing to cooperate with the Department in such endeavors. Accordingly, the Department and Reliance hereby enter into this Amended Letter of Agreement ("Amended Agreement") amending the August 17, 2000 Agreement to set forth a schedule of reports and other transactions for the Department's review, comment, and/or approval. Reliance and the Department agree, so long as this Amended Agreement is in effect, as follows:

         1. In case any provision of this Amended Agreement requires that the Department has the right to approve a transaction or action, Reliance shall give written notice of the intention of taking such action, and provide all necessary information with respect to such transaction or action at least ten (10) business days (or in the case of Paragraph 16 of this Amended Agreement, five
(5) business days) prior to the consummation of such transaction or the taking of such action. If the Department shall not have disapproved such transaction or action prior to the end of such 10 (or 5) business day period, the transaction or action shall be deemed approved by the Department. In any event, Reliance may consummate any such transaction or take any such action following approval by the Department given prior to such 10 (or 5) business day period.

         2. Reliance has obtained a resolution of the Board of Directors authorizing a senior officer(s) of Reliance Insurance Company, to execute this Amended Agreement for Reliance. A copy of the resolution is attached as Exhibit A.

         3. This Amended Agreement shall remain in full force and effect until:


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            a. Reliance and the Department shall mutually agree to dissolve this
               Agreement; or

            b. The Department commences any proceedings in the Pennsylvania
               Commonwealth Court under Article V of the Insurance Department Act of May 17, 1921 for the appointment of a rehabilitator or liquidator of Reliance; or

            c. A declaration by the Department of the dissolution of this
               Amended Agreement if Reliance shall have breached this Amended Agreement in any material respect provided that the Department shall have given written notice to Reliance of such breach and Reliance shall not have cured such breach within 10 business days of receipt of such notice. The Department shall also provide the holders of Reliance Financial Services Corporation secured debt, or their designated agent, a copy of such notice of breach. Upon such dissolution of this Amended Agreement, the Department may take any action authorized by law, and Reliance hereby agrees that the Department shall be entitled to issue a cease and desist order or to secure injunctive or other equitable relief with respect to such material breach as the interests of Reliance's policyholders, creditors, shareholders or the public may require. In the event that the Department takes any such action, the Department will provide the holders of Reliance Financial Services Corporation secured debt copies of any notices the Department is required to give Reliance. Reliance will not oppose the issuance of such cease and desist order or the granting of such relief for any such material breach, without prejudice to Reliance to seek relief as appropriate before the Pennsylvania Commonwealth Court.

         4. This Amended Agreement is in addition to and in conjunction with (but not a part of) the Order of Supervision dated January 29, 2001 which designates and appoints Stephen J. Johnson or his successor as the Supervisor of Reliance, which provides for the appointment of a Representative of the Commissioner and the Supervisor and which sets forth additional responsibilities of Reliance.

         5. Reliance shall make the following reports:

            a. Reliance shall submit to the Department a monthly summary statutory financial information report on the consolidated results of operations and the financial position of Reliance, no later than the last day of the month following the month subject to the report, in the form approved by the Department, except that the report need not be filed with respect to the four (4) months, March, June, September or December,

            b. Within ten (10) business days of the request of the Department,
               Reliance shall file, in a form acceptable to the Commissioner or her Supervisor, the plan for the runoff of Reliance's liabilities. Reliance shall regularly review the filed runoff plan and recommend revisions as necessary for the Department's review.




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            c. Reliance shall, not later than May 1 of each year (commencing May
               1, 2002), submit to the Department an annual report in which the actual results of the runoff during the prior year are compared to the projections for such year as contained in the runoff plan as filed with the Department, as required in Section b. of this Paragraph 5. Each report shall also contain an analysis of all material variances between the actual and projected results.

            d. Reliance shall, not later than May 1 in each year (commencing May
               1, 2002), submit to the Department a revised runoff plan projected as of January of such year, updating the projections contained in the runoff plan filed pursuant to section 5.b. above to reflect the actual results of the runoff during the prior year and any changes in the assumptions.

            e. Reliance shall submit to this Department a report of aging reinsurance balances at the time of filing each quarterly and annual statement of financial condition with the Department, commencing with the filing with respect to the year ended December 31, 2000. Each such report shall contain explanations for reinsurance balances in existence over 90 days and shall describe actions Reliance has taken and will take to collect these balances.

            f. Reliance shall submit to the Department any additional reports that the Department reasonably determines are necessary to ascertain the financial condition of Reliance.

         6. Reliance shall submit the following financial reporting documents and information to the Representative when available or when received by
Reliance:

            a. Quarterly and annual balance sheets and operating income statements prepared in accordance with generally accepted accounting principles if prepared in the ordinary course of business;

            b. Quarterly and Annual Statements for Reliance and its insurance company subsidiaries prepared in accordance with statutory accounting principles, and all other regular financial reporting documents and information required by law;

            c. Any material reports, evaluations, or analytical papers prepared by Reliance or its consultants regarding the operations of Reliance, including its existing or projected financial condition;

            d. Any reports requested by the Department pursuant to Paragraph
               5.e. above regarding the status of reserves and reinsurance recoverables;

            e. Any and all reports as reasonably requested by the Representative as determined to be necessary to perform its duties hereunder;



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            f. All filings made with the Securities and Exchange Commission by
               Reliance Group Holdings; and

            g. Reliance shall also notify the Representative of any and all other material matters before senior management employees on a continuing basis and related to the business or operations of Reliance, including, but not limited to, meetings and memoranda and other communications. Reliance and the Representative shall develop protocols which will set forth systems for providing information to the Representative and for identifying senior management employees who will provide information concerning such material matters.

         7. Reliance shall provide the same indemnification for the Representative and employees and consultants of the Representative for claims arising out of or related to the performance of their duties under this Amended Agreement as that which Reliance provides its officers, directors, and employees, except that the indemnification provided hereunder shall not extend to any claim arising out of or related to the gross negligence or willful misconduct or recklessness of the Representative or the employees and consultants of the Representative, or to any claim by the Department against the Representative or the employees and consultants of the Representative.

         8. Reliance shall not make any payments, dividends, or other distributions to or engage in any transactions with any affiliate (as defined in Article XIV, Section 1401 of the Insurance Department Act of 1921, 40 P.S. ss.991.1401) of Reliance, without the prior written approval of the Department, except payments to and transactions with Reliance's insurance company subsidiaries.

         9. Reliance shall not accept any non-cash capital contributions from any affiliate (as defined in Paragraph 8 above) without the prior written approval of the Department.

         10. Reliance shall not make any withdrawal of monies from its bank accounts nor make any disbursement, payment, or transfer of assets outside the ordinary course of business in an amount exceeding 5% of its then aggregate cash and investments without prior approval by the Department, unless pursuant to contracts existing as of the date of this Amended Agreement or pursuant to a transaction submitted for and after approval by the Department.

         11. Reliance shall not make any new investment of its funds without prior approval of the Department unless such investment is:

            a. in connection with any existing real estate development project;

            b. in accordance with Reliance's existing investment guidelines
               (except for new real estate investment assets or securities with a National Association of Insurance Commissioners Securities Valuation designation of 3 through 6);

            c. a fixed income security, which has a National Association of
               Insurance Commissioners Securities Valuation Office designation of 1 or 2, or has an




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               investment grade rating of a nationally recognized statistical rating agency relied upon by the National Association of Insurance Commissioners; or

            d. an equity security included in the S&P 500 Index or the Russell
               2000 Index if, after giving effect to such investment, the aggregate value of all equity security investments then owned by Reliance does not exceed 5% of the aggregate value of all investments then owned by Reliance.

         12. Reliance shall not incur any debt, obligation or liability for borrowed money not related directly to the ordinary course of business without the prior written approval of the Department.

         13. Reliance shall not loan monies to any person without the prior written approval of the Department, except that Reliance may, without such approval of the Department, invest in securities as permitted in Paragraph 11, make loans and advances to its insurance subsidiaries in the ordinary course of business consistent with past practices, and make advances to employees in the ordinary course of business consistent with past practices.

         14. Reliance shall not pledge or assign any of its assets without the prior written approval of the Department except: (1) pursuant to security arrangements under reinsurance contracts existing on the date of this Amended Agreement; (2) pursuant to security agreements in connection with repurchase and similar investment arrangements in the ordinary course of business consistent with past practices; (3) pursuant to other security arrangements existing on the date of this Amended Agreement; (4) pursuant to transactions or agreements approved by the Department hereunder, or (5) pursuant to statutory deposits as described in Paragraph 27, below.

         15. Reliance shall not, in any transaction or series of related transactions, dispose of any fixed assets of plant, property or equipment having a book value of $2,500,000 or more without the prior written approval of the Department.

         16. Reliance shall not enter into any new reinsurance agreement nor amend any reinsurance agreement without the Department's prior written approval, except that Reliance may, without such approval:

            a. renew or amend reinsurance agreements existing on the date of this Amended Agreement or approved by the Department hereunder, if the terms thereof remain unchanged in all material respects; and

            b. enter into any new reinsurance agreement or amend or renew any reinsurance agreement whose total subject premiums do not exceed or are not reasonably expected to exceed $10,000,000,

         17. Reliance shall not grant any salary increase to any Reliance officer without the prior written approval of the Department, except for a salary increase in any calendar year which does not exceed 5% of such officer's salary as at the beginning of the year. Reliance will not grant salary increases to its employees other than officers without the prior written approval of the



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Department, except for salary increases which, in any calendar year, in the aggregate do not exceed 5% of the aggregate annual salary compensation payable by Reliance at the commencement of such year,

         18. Reliance shall pay no bonus, commission, stock, stock option, directors' fees, or other type of emolument or non-salary compensation to any Reliance offcer, director or employee without the prior written approval of the Department, except

            a. emoluments, including vacations and payments in lieu of vacations, health, life, disability and other insurance plans and arrangements under agreements and plans existing on the date hereof;

            b. bonus payments including "retention" bonuses under commitments, plans and agreements existing on the date hereof; and

            c. directors' fees under agreements and plans existing on the date hereof,

         19. Reliance shall not add any individual who is not currently a senior officer of Reliance or one of its affiliates to the board of directors of Reliance without prior written approval by the Department. Reliance shall not appoint any individual who is not currently a senior officer of Reliance or one of its affiliates as a chief executive officer, chief operating officer, chief financial officer, chief actuarial officer, general counsel or chief claims officer (each position henceforth referred to as "Key Officer") of Reliance without prior approval by the Department (it being understood that Reliance may appoint Acting Key Officers pending appointment of individuals as Key Officers on a permanent basis without such prior approval and Reliance will notify the Department of any such appointment within 5 business days following such an appointment).

         20. Reliance shall not change the terms of any written group remuneration, consulting, deferred compensation or bonus plans covering all officers and employees of Reliance, or any remuneration, consulting, deferred compensation and bonus plans covering any director or any Key Officer of Reliance without prior written approval of the Department, except to the extent otherwise permitted hereby or approved by the Department hereunder.

         21. Reliance shall not enter into any new third party administrator or management agreement or amend any such agreement existing on the date hereof, without prior written approval of the Department, except for agreements in respect of which annual payments by Reliance thereunder do not exceed or are not reasonably expected to exceed $1,000,000 and for agreements approved by the Department hereunder if the terms thereof remain unchanged in all material respects.

         22. Within a period of time mutually agreed upon by Reliance and the Department, but not in excess of ninety (90) days of the effective date of this Amended Agreement, Reliance shall disclose to the Department the existence of all material written current contracts or agreements



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between Reliance and any corporation, incorporated or unincorporated association, partnership, limited partnership, limited liability partnership, joint venture, or limited liability corporation.

         23. Reliance shall not consummate any material transactions, as defined in Chapter 27 of Title 31 of the Pennsylvania Code, with any person (whether or not affiliated) without the Department's prior written approval.

         24. Reliance shall not change or amend Reliance's bylaws without prior written approval of the Department.

         25. Reliance shall not merge or consolidate with or be acquired by an entity or person without prior approval of the Department.

         26. Reliance shall not alter the corporate ownership structure of Reliance Insurance Company and any subsidiary as shown on Schedule Y to Reliance's most recent report to the Department, without prior written approval of the Department.

         27. Reliance and its insurance company subsidiaries shall not establish statutory security deposits, in addition to deposits existing on the date hereof, except to the extent required by law, with any insurance regulatory authority (other than the Commonwealth of Pennsylvania) without the Department's prior written approval.

         28. Reliance shall annually meet with the Department, at the Department's request, by the end of May of each year that this Amended Agreement is in effect to review the operating results of Reliance. Reliance shall also meet with the Department at other times upon reasonable advance notice by the Department.

         29. Reliance shall not write any new policies of insurance, except as required by law or contract, without prior written approval of the Department.

         30. Reliance agrees that, if the Department engages any outside independent consultants to assist the Department in its analyses of Reliance's condition, the consultants' fees shall be paid by Reliance. The Department will not enter into such fee arrangements without reasonable prior notice to Reliance.

         31. Reliance shall not waive, or take any action, or fail to take any action, which may be deemed to constitute a waiver of any rights to satisfaction of obligations owed to Reliance by any affiliate of Reliance, without prior written approval of the Department.

         32. Reliance shall make all books and records available to the Department for inspection upon request.

         33. All information, documents and copies thereof obtained by or disclosed to the Department and the Representative and his consultants, employees, and agents designated (Designees) to have access to such information, documents and copies thereof pursuant to this Amended Agreement and the Order of Supervision dated January 29, 2001 will be kept strictly



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confidential by the Department and the Representative and his Designees and not
disclosed to any third party except for information which is generally available to the public. In the event that the Department is required to disclose any of such information, the Department will give Reliance prompt written notice of such request.

         34. This Amended Agreement supersedes any existing agreements between Reliance and the Department.


/s/ Stephen J. Johnson                  January 23, 2001
------------------------------------    ----------------
Stephen J. Johnson, CPA                 Date
Deputy Insurance Commissioner
Pennsylvania Insurance Department


/s/ George E. Bello                     January 25, 2001
------------------------------------    ----------------
Reliance Insurance Company              Date




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